Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-186193) of Bright Horizons Family Solutions Inc. of our report dated June 21, 2013, relating to the consolidated financial statements of Kidsunlimited Group Limited, which appears in this Current Report on Form 8-K/A of Bright Horizons Family Solutions Inc. dated June 21, 2013.

/s/ PricewaterhouseCoopers LLP
Manchester, United Kingdom
June 21, 2013